Exhibit 10.5

DEFERRED RESTRICTED STOCK UNIT AGREEMENT

(Non-Employee Directors)

Director Grant Date Number of Deferred Restricted Stock Units

RECITALS:

Pursuant to the Kohl’s Corporation Non-Employee Director Compensation Policy, the director named above (“Director”) has timely elected to receive Deferred Restricted Stock Units as his or her annual equity grant for the period following the Grant Date specified above. Accordingly, the Board of Directors of Kohl's Corporation (the "Board") has granted to Director Deferred Restricted Stock Units, subject to the restrictions contained herein, pursuant to the Company’s 2024 Long-Term Compensation Plan (the “Plan”). All terms used herein and not otherwise defined shall have the same meaning as set forth in the Plan.

NOW, THEREFORE, for good and valuable consideration, including the mutual promises set forth in this agreement and the benefits that the Company expects to derive in connection with the services to be hereafter rendered to it or its subsidiaries by the Director, the Company and the Director hereby agree as follows:

ARTICLE I

Defined Terms

1.1 Separation Date. The Separation Date with respect to Deferred Restricted Stock Units shall be the date of the Director’s retirement from the Board or other separation from service with the Company, as determined in accordance with Section 409A(2)(A)(i) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and Treasury Regulation Section 1.409A-1(h).

1.2 Deferred Restricted Stock Unit. Deferred Restricted Stock Unit shall mean a nonvoting unit of measurement which is deemed for bookkeeping purposes to be the equivalent to one outstanding share of Common Stock (a “Share”) solely for purposes of the Plan and this Agreement. The Deferred Restricted Stock Units shall be used solely as a device for the determination of the payment to be made to the Director if such Deferred Restricted Stock Units become vested and payable pursuant to Article II below. The Deferred Restricted Stock Units shall not be treated as property or as a trust fund of any kind. Each Deferred Restricted Stock Unit granted hereunder is intended to qualify as a Stock Award expressed in terms of Common Stock, as authorized under Section 10 of the Plan.

ARTICLE II

Deferred Restricted Stock Units

2.1 Award of Deferred Restricted Stock Unit. The Company hereby awards to the Director the number of Deferred Restricted Stock Units listed above under the heading “Number of Deferred Restricted Stock Units,” subject to the restrictions contained herein and the provisions of the Plan.

2.2
Vesting of Deferred Restricted Stock Units.
(a)
Subject to the terms of this Agreement, the Deferred Restricted Stock Units shall vest in accordance with the following schedule:

Anniversary Date	Units Vesting
Earlier of the 1st Anniversary Date or the Date of the Annual Meeting for the Following Year	100% of Units Granted

(b)
Termination Prior to Vesting. Except as otherwise provided in the Plan (i.e., upon death, Disability or a termination of service upon or following a Change of Control), if a Director ceases to be a member of the Board for any reason, the vesting of the Deferred Restricted Stock Units shall immediately cease and any unvested Deferred Restricted Stock Units shall be forfeited by Director. “Cause” for purposes of Section 19(a) of the Plan shall have the same meaning as “Act of Misconduct” as defined under Section 23(b)(i) of the Plan.

2.3 Prohibition Against Transfer. The Deferred Restricted Stock Units may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) by the Director, or be subject to execution, attachment or similar process. Any transfer in violation of this Section 2.3 shall be void and of no further effect.

2.4 Share Delivery. On the Separation Date, or within thirty (30) days following the Separation Date, the Company shall deliver to the Director a number of Shares (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) equal to the number of Deferred Restricted Stock Units subject to this Award that have become vested pursuant to Section 2.2 above.

ARTICLE III

Miscellaneous

3.1 Provisions of the Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference. The Plan empowers the Board’s Compensation Committee to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of such Committee with respect to the Plan shall be binding upon the Director. A copy of the Plan will be delivered to the Director upon reasonable request.

3.2 No Rights as Shareholder. The Director shall not have any right to exercise the rights or privileges of a shareholder with respect to any Deferred Restricted Stock Units or Shares distributable with respect to any Deferred Restricted Stock Units until such Shares are distributed.

3.3 Dividend Equivalents. On the declared payment date of each regular cash dividend paid on the Company’s Shares (“Dividend Date”) between the Grant Date until the date that the Director or Director’s beneficiary is paid Shares under Section 2.4 above, the Company shall issue the Director a number of additional Deferred Restricted Stock Units with a Dividend Date market value equal to (i) the per-share dollar amount of the declared dividend multiplied by (ii) the number of Director’s outstanding Deferred Restricted Stock Units under this Agreement as of the declared record date for the dividend. For purposes of calculating the “Dividend

Date market value” in the preceding sentence, the Company shall use the closing price of a share of the Company’s Common Stock on the New York Stock Exchange on the Dividend Date. Such additional Deferred Restricted Stock Units shall be issued in fractional shares, and shall vest and be payable on the same terms and conditions as the Deferred Restricted Stock Units awarded to Director under Article 2 of this Agreement.

3.4 Taxes. The Company may require payment or withhold any tax it believes it is required to withhold, if any, as a result of the Shares earned under this Agreement, and the Company may defer making delivery with respect to Shares issuable under this Agreement until arrangements satisfactory to the Company have been made with respect to any such withholding obligations.

3.5 Section 409A. This Deferred Restricted Stock Unit Agreement shall be interpreted and administered in compliance with the requirements of Section 409A of the Code and any guidance promulgated thereunder, including the final regulations.

3.6 Notices. Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company in care of its Chief Legal Officer at Kohl’s, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051. Any notice to be given to the Director may be addressed to him/her at the address as it appears on the payroll records of the Company or any subsidiary thereof. Any such notice shall be deemed to have been duly given if and when actually received by the party to whom it is addressed, as evidenced by a written receipt to that effect.

3.7 Governing Law. This Deferred Restricted Stock Unit Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.